EXHIBIT 19.1

BEAM GLOBAL

INSIDER TRADING POLICY

SCOPE:

This Policy applies to all transactions in the securities of Beam Global (the “Company”), including common stock, options for common stock and any other securities the Company may issue from time to time, such as convertible preferred stock and warrants, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. This Policy applies to all employees, officers and members of the Board of Directors of the Company. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who receive or have access to material nonpublic information (“Inside Information”) regarding the Company. The basis for determining what constitutes Inside Information is discussed later in this Policy under the heading “Definition of Inside Information.” This group of people, members of their immediate families, members of their households, and entities for which they control (or share control of) investment decisions with respect to the Company’s securities (collectively, “Family and Controlled Entities”), are sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Inside Information from the Company or any Insider. Any person who possesses Inside Information regarding the Company is an Insider for so long as the Information is not publicly known.

Remember, anyone scrutinizing transactions in the Company’s securities will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, Insiders and employees should carefully consider how enforcement authorities and others might view the transaction in hindsight. This is the case even if for transactions conducted during an open trading window.

PURPOSE:

This Policy provides guidelines to employees, officers, members of the Board of Directors of the Company and others with respect to transactions in the Company’s securities. The Company has a designated Insider Trading Compliance Officer (“Compliance Officer”).

DEFINITION OF TERMS:

Material Nonpublic Information

Before trading, any director, employee or other person subject to this Policy needs to evaluate whether he or she is in possession of material information not available to the investing public.

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities. While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive. Examples of such information may include:

•	Identity of business development projects scheduled to close
•	Financial results
•	Projections of future earnings or losses
•	New equity or debt offerings
•	News of a pending or proposed merger, corporate partnership or licenses to or from third parties
•	Patent office actions (such as allowing, issuing or denying a patent, or starting interference proceedings)
•	News of the disposition of a subsidiary
•	Impending bankruptcy or financial liquidity problems
•	Stock splits
•	Product or company acquisitions
•	Significant litigation exposure due to actual or threatened litigation
•	Major changes in senior management
•	Unanticipated problems with products, suppliers or vendors
•	Commencement of a new development effort

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Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. Either positive or negative information can be material.

POLICY:

General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the workplace, and the misuse of Inside Information in securities trading. It is the policy of the Company that no director, officer or employee or any other person designated by this Policy or by the Compliance Officer as subject to this Policy, or relative of such person, who has material nonpublic information relating to the Company, may buy or sell securities of the Company or engage in other transactions in the Company’s securities except as permitted by this Policy, directly or indirectly (including through family members), or engage in any other action to take personal advantage of that information, or pass on such information to others or assist anyone else engaged in the foregoing activities. This policy also applies to material information relating to any other company, including customers or suppliers, obtained in the course of employment.

Specific Policies Applicable to All Employees and Directors

a)	Trading on Material Nonpublic Information

No director, officer, or employee of the Company or any other person subject to this Policy, and no member of the immediate family or household of any such person, shall engage in any transaction involving the Company’s securities from the date that he or she possesses Inside Information until the close of business on the second Trading Day following the date of public disclosure of that information, or until such nonpublic information is no longer material. “Trading Day” means a day on which national stock exchanges and the National Association of Securities Dealers, Inc. stock markets (NASDAQ), and the OTC Bulletin Board are open for trading.

In most cases, where Inside Information becomes available or when that information is imminent, the Compliance Officer will notify Insiders that the “trading window” in the Company’s stock is closed until further notice. Directors, officers and certain employees also must comply with the “window period” policies described below concerning any transaction involving the Company’s securities.

If a person possesses Inside Information, then subject to approved rule 10b5-1 trading plans as described below, he or she must forego any proposed transaction in the Company’s shares, even though he or she planned to make the transaction before he or she learned of the Inside Information, even though the failure to execute such transaction may result in loss or the inability to generate an anticipated profit, and regardless of whether the person received formal notification of a close in the “trading window.”

b)	Tipping; Trading Advice

An Insider shall not disclose (“tip”) Inside Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates. An Insider or related person shall not make recommendations or express opinions on the basis of Inside Information as to trading in the Company’s securities.

The Company discourages all directors, officers and other employees from giving trading advice concerning Company securities to third parties even when they do not possess material non-public information.

c)	Confidentiality of Nonpublic Information

Nonpublic Information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

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d)	Option Exercises and Sales

Holders of options to purchase stock of the Company utilizing any Company same day sale program that may be in effect are prohibited from same day exercises and sales if they possess Inside Information.

The exercise of stock options for cash under the Company’s stock option plans (but not the sale of any such shares) is exempt from this Policy, since the other party of the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement of the plan.

e)	Rule 10b5- 1 Plans

The Company recognizes the potential need of employees and may allow employees, with prior approval of the Compliance Officer, to enter into Rule 10b5-1 plan arrangements with brokerage and investment firms to facilitate the trading of Company securities.  These arrangements should be pre-cleared by the Compliance Officer prior to execution to insure full compliance with Rule 10b5-1.

f)	Short Sales

No officer, employee, or director of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) may make a short sale or similar related transaction of the Company’s securities. Similarly, the Company strongly discourages directors or executive officers from engaging in hedging transactions. Any person wishing to enter into such an arrangement must first submit the proposed transaction for approval by the Compliance Officer. Any request for preclearance of a hedging or similar arrangement must be submitted to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Additional Requirements Applicable to Directors, Officers and Certain Employees

a)	Preclearance of Trades

All directors, officers and other persons listed in Exhibit A, and any other person that the Compliance Officer designates as being subject to these procedures (collectively, “Access Individuals”), shall not trade in the Company’s securities until after the individual has completed the Company’s “preclearance” process. Each such Access Individual should contact the Compliance Officer before commencing any trade in the Company’s securities and obtain the Compliance Officer’s approval before proceeding with the transaction. The Compliance Officer is under no obligation to approve a transaction submitted for preclearance and may determine not to permit the transaction. If a person seeks preclearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in the Company’s securities and should not inform any other person of the restriction. When a request for preclearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Compliance Officer.

b)	Trading Windows: Trading Blackout Periods

Each Access Individual must confirm that the trade is consistent with the Company’s “Trading Windows” and “Trading Blackout Periods.” Trading Windows are the predetermined periods of time during which certain employees, officers and directors (and others subject to this Policy) can trade Company securities. As discussed below, the specific “Trading Window” applicable to an individual may depend upon his/her position in the Company, and whether he/she is in the possession of material, nonpublic information. “Blackout Periods” are the specific periods of time that the Company designates during which no Access Individual (or anyone else subject to Blackout Periods) may trade in Company securities. The Company may designate a special “Blackout Period” during which no trading in Company securities is permitted, even if the time period is during a “Trading Window.”

These Blackout Periods, and the Trading Windows during which you may trade in Company securities, are discussed below.

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c)	Quarterly Blackout Periods

The Company’s announcement of quarterly financial results can have the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading while aware of material nonpublic information, the Company has adopted quarterly blackout periods.

1.       Blackout Periods for Access Individuals. Access Individuals, and their Family and Controlled Entities, may not trade in the Company’s securities during the period beginning on the 16th day of the last month of each fiscal quarter and ending after the close of trading on the second full Trading Day following the Company’s widespread public release of its quarterly or year-end earnings. Widespread public release may take the form of an earnings press release or, if the Company does not issue an earnings press release, the filing of a Quarterly Report on Form 10-Q (or in the case of annual results, an Annual Report on Form 10-K).

Under certain very limited circumstances, a person subject to this restriction may be permitted to trade during a Blackout Period, but only if the Compliance Officer concludes that the person does not in fact possess material nonpublic information. Persons wishing to trade during a Blackout Period must contact the Compliance Officer for approval at least two Trading Days in advance of any proposed transaction involving securities of the Company.

2.       Blackout Periods for Employees who are not Access Individuals. The Company or the Compliance Officer may also from time to time designate other employees of the Company as being subject to the restrictions and procedures described as applicable to Access Individuals, by notice to such employees. All employees who are so designated, together with their Family and Controlled Entities, may not trade in the Company’s securities during the Blackout Periods described above or such other periods as the Compliance Officer may designate.

3.       No Trading At Any Time While in the Possession of Material Nonpublic Information. Please remember that no director, officer or employee possessing material nonpublic information concerning the Company may trade in Company securities, including when they are not in a Blackout Period.

d)	Event-specific Blackout Periods

From time to time, an event may occur or circumstance may exist that is material to the Company and is known by only a few directors, executive officers and other employees. For so long as the event or circumstance remains material and nonpublic, Access Individuals and such other persons as are designated by the Compliance Officer, together with their Family and Controlled Entities, may not trade in the Company’s securities. The existence of an event-specific or circumstance-specific blackout will not be announced, other than to those who are aware of the event or circumstance giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific or circumstance-specific blackout, the Compliance Officer will inform the requester of the existence of a blackout period without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific or circumstance-specific blackout should not disclose the existence of the blackout to any other person.

The failure of the Compliance Officer to designate a person as being subject to an event-specific or circumstance-specific blackout will not relieve that person of the obligation to not trade while aware of material nonpublic information. No person subject to the above trading window and blackout policies may trade in Company securities outside of the applicable permitted trading windows or during any special blackout periods that the Compliance Officer may designate. No director, officer or employee may disclose to any outside third party that a special blackout period has been designated.

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e)	Section 16(b) Compliance

All persons who are “officers” as defined in Section 16 of the Exchange Act and the rules and regulations promulgated thereunder (“Section 16(b) Persons”) must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16(b) of the Exchange Act. The Company may from time to time identify such persons on Exhibit A attached to this Policy. The practical effect of these provisions is that Section 16(b) Persons who purchase and sell the Company’s securities within a six-month period must return all profits to the Company whether or not they had knowledge of any Inside Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option nor the exercise of the option is deemed a purchase under Section 16(b); however, the sale of any such shares is a sale under Section 16(b). Moreover, no Section 16(b) Person may ever make a short sale of the Company’s stock.

Section 16(b) Persons must report virtually all transactions in securities related to the Company, including transactions that are not otherwise subject to this Policy (such as stock option plan option exercises). Most transactions (including option grants) must be reported on a current basis, no later than two Trading Days after the date of the transaction. The failure to report or the late report of a transaction required to be reported by Section 16(b) is a violation of federal law, potentially subjecting the insider to monetary penalties and requiring the Company to disclose by name the person responsible for the delinquent or missing filing in the Company’s publicly filed documents.

The Chief Financial Officer or a staff member may assist Section 16(b) persons with the timely electronic (by EDGAR) filing of SEC reports, including Forms 3, 4 and 5. It is recommended that directors and officers provide the Chief Financial Officer with Power of Attorney to file such documents on their behalf. After pre-clearance of a transaction, the Section 16(b) person must immediately provide the Chief Financial Officer or designated staff person the details of each transaction, in order to expeditiously prepare and file the Form 4.

Applicability of Policy to Inside Information Regarding Other Companies

This Policy also applies to Inside Information relating to other companies, including the Company’s vendors, licensors or customers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. Inside Information about the Company’s business partners should be treated with the same care as Inside Information related directly to the Company.

a)	Duties of Compliance Officer

The Company has appointed a Compliance Officer. The duties of the Compliance Officer include, but are not limited to, the following:

•	Notification of the closing of trading windows.
•	Pre-clearing all transactions involving the Company’s securities by those individuals listed on Exhibit A to the Policy.
•	Assisting in the preparation and timely filing of Section 16(b) reports.
•	Serving as the designated recipient at the Company of copies of reports filed with the SEC by Section 16(b) Individuals.
•	To the extent the Compliance Officer deems necessary, providing periodic reminders to all Section 16(b) Individuals regarding their obligations to report.
•	Performing cross-checks of available materials to determine trading activity by officers, as needed.
•	Circulating the Policy as described above.
•	Coordinating compliance activities with respect to Rule 144 requirements.

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b)	Individual Responsibility to Comply with Policy

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family members, household member or entity whose transactions are subject to this Policy, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail. Beyond the guidelines set forth in this Policy, appropriate judgment should be exercised in connection with any trade in the Company’s securities.

Potential Criminal and Civil Liability and/or Disciplinary Action

a)	Liability for Insider Trading

Persons may be subject to major financial fines and penalties and significant prison sentences for engaging in transactions in the Company’s securities at the time when they possess Inside Information regarding the Company.

The Company, as well as a director, officer, or other Company manager, is subject to liability under the federal securities laws if the Company or such person knew or recklessly disregarded the fact that a person directly or indirectly under the Company’s or such person’s control was likely to engage in insider trading and failed to take appropriate steps to prevent such an act before it occurred. The penalties for such inaction can be significant.

If material nonpublic information is inadvertently disclosed, no matter what the circumstances, by any Company director, officer, employee, or their relatives, the person making or discovering that disclosure should immediately report the facts to the Chief Executive Officer of the Company or the Audit Committee of the Board of Directors.

b)	Liability for Tipping

Persons may also be liable for improper transactions by any person (a “tippee”) to whom they have disclosed Inside Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.

c)	Possible Disciplinary Actions

Employees of the Company who violate this Policy are subject to disciplinary action by the Company as determined by its officers. Penalties any include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

d)	Post-Termination Transactions

Please keep in mind that this Policy Statement will continue to impact your ability to trade in Company securities even after your employment ends. Specifically, if you are in possession of material nonpublic information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

Inquiries

Please direct your questions as to any of the matters discussed in this Policy to the Compliance Officer.

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Exhibit A

Section 16(b) Persons

All Officers (as defined in Exchange Act Rule 16a-1) & Directors:

CEO

CFO

Directors

COO

Access Individuals

All directors and officers, as well as other employees that have access to material nonpublic information due to the nature of their positions with the Company. Currently, the additional Access individuals include:

VP of Sales & Marketing

Director of Operations

Director of Engineering

Senior Engineering Manager

Corporate Controller

Senior Accounting Manager

Senior Accountant

Plant Manager

Head of European Operations

The Compliance Officer, may, from time, designate consultants involved in one or more of the areas described below as being subject to this Policy, in each case where the nature of the consultant’s work is reasonably likely to give them access to material nonpublic information concerning the Company:

PR/IR

Business Development

Legal & Patents

Market Research

Research & Development

Financial Reporting

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Exhibit B

BEAM GLOBAL

POLICY ON AVOIDANCE OF INSIDER TRADING

CERTIFICATION

I certify that I have received and reviewed the Company’s Policy on Avoidance of Insider Trading. I understand that the Chief Financial Officer is available to answer to any questions I have regarding the Policy.

Signature: _________________________________________________

Date: _________________________________________________

Print name: _________________________________________________

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Exhibit C

REQUEST TO BUY OR SELL IN SECURITIES

TO:	Chief Financial Officer of Beam Global

FROM:	____________________________

RE:	Pending Securities Transaction

DATE:	____________________________

The undersigned intends to buy/sell __________________ shares of Common Stock of _____________________on or before________________ In connection with the pending transaction, the undersigned hereby requests permission from Beam Global to engage in the above described transaction and hereby certifies to Beam Global, that, to the best knowledge of the undersigned, I am not in possession of any information that is not also available to the public at large or which could affect the market price of the above security or to which a reasonable investor would attach importance in deciding whether to buy, sell, or retain such security.

_____________________________________

Approved this ___ day of_________ , ______.

BEAM GLOBAL

By: ___________________________________________

Name: ___________________________________________

Title: ___________________________________________

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